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                                  EXHIBIT 99

            OMNICOMM SYSTEMS, INC. SECURES FINANCING OF $2 MILLION

MIAMI--(BWHealthWire)--September 25, 2001--OmniComm(SM) Systems, Inc. (OTCBB:OMCM- news) of Miami, Florida, a leading provider of Web-based clinical trial solutions for the pharmaceutical and healthcare industries today announces that it has completed a $2 million equity private placement. Commonwealth Associates, L.P. of New York acted as placement agent and ComVest Venture Partners, L.P. acted as lead investor in the round.

The private placement is comprised of 20 units, consisting of the Company's 8% Series B Convertible Preferred Stock and stock warrants. The units are each convertible into 400,000 shares of the Company's common stock, and five year warrants to purchase 400,000 shares of the Company's Common Stock. Approximately $330,000 of existing debt of the Company was converted into the financing.

Dr. David Ginsberg, CEO of OmniComm remarked, "Commonwealth's financial commitment will allow us to continue to execute our business plan." Ginsberg added, "We believe our technology will continue to gain wide acceptance in the clinical research industry. Our clients are experiencing dramatic results, especially in the area of moving their drugs through the development process faster, with cleaner, more accurate data."

About OmniComm

OmniComm(SM) (http://www.omnicomm.com) has developed a distinctive business model designed to integrate health information systems and coordinate the processes necessary to utilize health information. OmniComm is uniquely positioned to participate in and benefit from the burgeoning growth in the pharmaceutical, biotech, and medical device industry. OmniComm has developed an Internet-based approach to integrate the significant components -- data collection, validation, and reporting -- of the clinical trial process into a seamless process that is considerably less expensive, faster and better than the conventional method of conducting clinical trials.

The TrialMaster(R) application (http://www.trialmaster.com) provides trial sponsors with a Web-based data and trial management solution that greatly increases the efficiency, security and integrity of clinical research and thus significantly reduces the time and expense involved in conducting a trial.

Statements about OmniComm's future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the Safe Harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, contractual and technological factors affecting OmniComm's operations, markets and profitability, actual results could differ materially and adversely from the expected results.

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Contact:

OmniComm Systems, Inc., Miami, Florida
Peter Lash, JD 305/448-4700
invr@omnicomm.com